NEW CENTURY PORTFOLIOS

                             SECRETARY'S CERTIFICATE

      I, Nicole M. Tremblay, Secretary of New Century Portfolios (the "Trust"), a Massachusetts business trust, do hereby certify that the Board of Trustees of the Trust, met in accordance with Article V of the By-Laws of the Trust and did unanimously adopt the following resolutions at a Regular Meeting of the Board of Trustees held on June 14, 2007, as fully set forth in the minute books of the Trust.

                                    * * * * *

Approval of Fidelity Bond.
--------------------------

            RESOLVED, that after considering all relevant factors, including the value of the Trust's assets, the type and terms of the arrangements made for the custody and safekeeping of such assets, the amount of premium for such bond and the nature of each Portfolio's investment securities, the Trust shall increase its blanket bond, having coverage of $900,000, issued by the Federal Insurance Company, such amount and terms being appropriate for the protection of the Trust and its shareholders; and it is further

            RESOLVED, that Nicole M. Tremblay, Chief Compliance Officer, Chief Financial Officer, Secretary and Treasurer of the Trust, be, and she hereby is, designated as the officer responsible for making the necessary filings and giving notices required by paragraph (g) of Rule 17g-1 under the 1940 Act.

      IN  WITNESS   WHEREOF,   the  undersigned  has  caused  this   Secretary's
Certificate to be signed on this 11th day of July, 2007.



                                              NEW CENTURY PORTFOLIOS

                                           /s/  Nicole M. Tremblay

                                           Nicole M. Tremblay, Esq.
                                           Chief Compliance Officer & Secretary